FRANCESCA ALBANO C.P.A.
                             4055 Ste Catherine West
                                    Suite 133
                                Westmount, Quebec
                                     H3Z 3J8
                               Tel: (514) 941-5445
                               Fax: (514) 935-5824



Independent Auditors Report

To the Board of Directors
Millenia Hope Inc.

I have audited the accompanying balance sheet of Millenia Hope Inc., as of November 30, 1998 and the related statements of loss and deficit, shareholder's equity, and cash flows for the year then ended. These financial statements, are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Millenia Hope Inc. as of November 31, 1998 and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.


/s/Francesca Albano

Francesca Albano C.P.A.

January 27th, 1999